Exhibit 99.1

CIPHER PHARMACEUTICALS INC.

PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

1.                                      PREAMBLE AND DEFINITIONS

1.1                               Title and Conflict.

The Plan described in this document shall be called the “Performance and Restricted Share Unit Plan”.

In the event of any conflict or inconsistency between the Plan described in this document and the Award Agreement (as defined below), the terms and conditions of the Award Agreement shall prevail.

The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario.

1.2                               Purpose of the Plan.

The purposes of the Plan are:

(i)                                     to promote a significant alignment between employees and directors of the Corporation and the participating Subsidiaries and the growth objectives of the Corporation and the participating Subsidiaries;

(ii)                                  to associate a portion of participating employees’ and directors’ compensation with the performance of the Corporation and its participating Subsidiaries over the long term; and

(iii)                               to attract and retain critical personnel to drive the business success of the Corporation and its participating Subsidiaries.

1.3                               Definitions.

1.3.1                     “Account” has the meaning set out in Section 5.1.

1.3.2                     “Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities and tax legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

1.3.3                     “Award Agreement” means the written or electronic agreement between the Corporation and a Participant under which the terms of an award are established, as contemplated by Section 4.1, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan.

1.3.4                     “Award Date” means the effective date of a grant of PSUs or RSUs, as applicable, to a Participant as stated in the applicable Award Agreement.

1.3.5                     “Award PSUs” means the number of PSUs awarded to a Participant in respect of a Performance Period and as stated in the applicable Award Agreement.

1.3.6                     “Award RSUs” means the number of RSUs awarded to a Participant as stated in the applicable Award Agreement.

1.3.7                     “Award Value” means the value, in dollars, of an award made to a Participant and as stated in the applicable Award Agreement, which is provided under the Plan in the form of PSUs or RSUs, as the case may be.

1.3.8                     “Board” means the Board of Directors of the Corporation.

1.3.9                     “Change in Control” shall be deemed to have occurred for purposes of this Plan if an offer is made to purchase outstanding voting shares of the Corporation and if it is accepted by a sufficient number of holders of such Shares to constitute the offeror a shareholder of the Corporation being entitled to exercise more than 50% of the voting rights attached to the outstanding voting shares (provided that prior to the offer, the offeror was not entitled to exercise more than 50% of the voting rights attached to the outstanding voting shares) or if there is a consolidation, merger or amalgamation of the Corporation with or into any other corporation whereby the voting shareholders of the Corporation immediately prior to the consolidation, merger or amalgamation receive less than 50% of the voting rights attaching to the voting shares of the consolidated, merged or amalgamated corporation, including a sale whereby all or substantially all of the Corporation’s undertakings and assets become the property of any other corporation.

1.3.10              “Corporation” means Cipher Pharmaceuticals Inc. and any successor corporation, whether by amalgamation, merger or otherwise.

1.3.11              “Disability” means a physical or mental incapacity of the Participant that has prevented the Participant from performing the duties customarily assigned to the Participant for 180 calendar days, whether or not consecutive, out of any 12 consecutive months and that in the opinion of the Corporation, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree.

1.3.12              “Dividend Equivalent Units” has the meaning set out in Section 5.2.

1.3.13              “Insider” means a Participant who is (a) an insider of the Corporation as defined in the Securities Act (Ontario) and (b) an associate (as defined in the Securities Act (Ontario)) of any person who is an insider by virtue of (a).

1.3.14              “Market Value” at any date in respect of the Shares means the volume weighted average trading price of such Shares on the Toronto Stock Exchange (or, if such Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange on which such Shares are listed and posted for trading as may be selected for such purpose by the Board) for the five consecutive trading days immediately preceding such date, provided that in the event that such Shares did not trade on any of such trading days, the Market Value shall be the average of the bid and ask prices in respect of such Shares at the close of trading on all of such trading days and provided that in the event that such Shares are not listed and posted for trading on any stock exchange, the Market Value shall be the fair market value of such Shares as determined by the Board in its sole discretion.  In the event that any of such five trading days in a particular instance are subject to a blackout period or other trading restriction imposed by the Corporation, such days shall not be used to determine Market Value but shall be replaced by the corresponding number of trading days immediately following the conclusion of the blackout period or trading restriction.

1.3.15              “Participant” means such executive, other employee or director of the Corporation or any Subsidiary as the Board may designate to receive a grant of PSUs or RSUs under the Plan pursuant to an Award Agreement.

1.3.16              “Performance Adjustment Factor” means the performance adjustment factor (either upwards or downwards) calculated following the end of the Performance Period in accordance with the Award Agreement.

1.3.17              “Performance Criteria” means, in respect of a grant of a PSU, such financial and/or personal performance criteria as may be determined by the Board in respect of a grant of PSUs to any Participant and set out in an Award Agreement. Performance Criteria may apply to the Corporation, a Subsidiary, the Corporation and its Subsidiaries as a whole, a business unit of the Corporation or group comprised of the Corporation and one or more Subsidiaries, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified Performance Period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparator group.

1.3.18              “Performance Period” means, in respect of a grant of a PSU, the particular designated time period(s) in respect of which the Performance Criteria are assessed and determined to be satisfied by the Board in order for such PSU to become a Vested PSU as set forth in the Award Agreement applicable to such grant.

1.3.19              “Period of Absence” means, with respect to a Participant, a period of time that lasts for at least 90 days throughout which the Participant is on a leave of absence from the Corporation or a Subsidiary that has been approved by the Corporation or Subsidiary, as applicable, a Statutory Leave, or is experiencing a Disability.

1.3.20              “Plan” means this Performance and Restricted Share Unit Plan, including any schedules or appendices hereto, as such may be amended from time to time and as attached to an Award Agreement.

1.3.21              “PSU Balance” in respect of any particular date means the number of PSUs recorded in a Participant’s Account in respect of a particular Performance Period, which shall include the PSU Award plus all Dividend Equivalent Units in respect of such PSUs.

1.3.22              “PSU” means a Performance Share Unit granted to a Participant that is represented by a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value and which generally becomes Vested, if at all, subject to the attainment of certain Performance Criteria and satisfaction of such other conditions to Vesting, if any, as may be determined by the Board.

1.3.23              “RSU” means a Restricted Share Unit granted to a Participant that is represented by a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value and which generally becomes Vested, if at all, following a period of continuous employment of the Participant with the Corporation or a Subsidiary or service as a director.

1.3.24              “Service Provider” means a person or company engaged to provide ongoing management or consulting services for the Corporation or for any entity controlled by the Corporation.

1.3.25              “Share” means a common share of the Corporation and such other share as may be substituted for it as a result of amendments to the articles of the Corporation, arrangement, reorganization or otherwise, including any rights that form a part of the common share or substituted share.

1.3.26              “Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance, of Shares to directors, officers or employees of the Corporation or its Subsidiaries or to Service Providers, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise.

1.3.27              “Statutory Leave” means, with respect to a Participant, a period of time throughout which the Participant is on a leave of absence to which he or she is entitled under applicable legislation and following which he or she has the right, pursuant to such legislation, to return to active employment with the Corporation or a Subsidiary.

1.3.28              “Stock Exchange” means the Toronto Stock Exchange, NASDAQ and such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

1.3.29              “Stock Exchange Rules” means the applicable rules of any Stock Exchange.

1.3.30              “Subsidiary” has the meaning assigned therein in the Securities Act (Ontario) and “Subsidiaries” has a corresponding meaning but including unincorporated entities.

1.3.31              “Vested” means the applicable conditions for payment or other settlement in relation to a whole number, or a percentage (which may be more or less than 100%) of the number of Award PSUs or Award RSUs determined by the Board, (i) have been met; or (ii) have been waived or deemed to be met pursuant to the terms of the Plan or the applicable Award Agreement, and “Vest” or “Vesting” have a corresponding meaning

1.3.32              “Vesting Date” means, with respect to a PSU or RSU, the date on which the applicable conditions for payment or other settlement of such PSU or RSU are met, deemed to have been met or waived as contemplated in Section 1.3.31.

2.                                      CONSTRUCTION AND INTERPRETATION

2.1                               Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the-singular shall include the plural and vice versa, as the context shall require.

2.2                               Governing Law. The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Ontario.

2.3                               Severability. If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.4                               Headings, Sections. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.  A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

3.                                      EFFECTIVE DATE AND EMPLOYMENT RIGHTS

3.1                               Effective Date. The Plan shall become effective upon the date of approval by the shareholders of the Corporation given by the affirmative vote of a majority of the Shares represented at the meeting of the shareholders of the Corporation at which a motion to approve the Plan is presented.

3.2                               No Employment Rights. Nothing contained in the Plan shall be deemed to give any person the right to be retained as an employee of the Corporation or of a Subsidiary. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan.

4.                                      PSU AND RSU GRANTS AND PERFORMANCE PERIODS

4.1                               Awards of PSUs and RSUs. The Plan shall be administered by the Board.  The Board shall have the authority in its sole and absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, subject to and not inconsistent with the express provisions of this Plan, including, without limitation, the authority to:

4.1.1                     determine the Award Value and/or the number of PSUs or RSUs to be awarded for each award under an Award Agreement;

4.1.2                     make grants of PSUs and RSUs in respect of any award under an Award Agreement;

4.1.3                     determine the Award Date for grants of PSUs and RSUs, if not the date on which the Board determines to make such grants under an Award Agreement;

4.1.4                     determine the Participants to whom, and the time or times at which, awards shall be made and PSUs and RSUs shall be granted under an Award Agreement;

4.1.5                     approve or authorize the applicable form and terms of the related Award Agreements;

4.1.6                     determine the terms and conditions of awards, and grants of PSUs and RSUs in respect thereof, to any Participant, including, without limitation the following, (A) the number of PSUs and RSUs to be granted; (B) the Performance Period(s) applicable to PSUs; (C) the Performance Criteria applicable to PSUs and any other conditions to the Vesting of any PSUs and RSUs granted hereunder; (D) the conditions, if any, upon which Vesting of any PSUs or RSUs will be waived or accelerated without any further action by the Board; (E) the extent to which the Performance Criteria must be achieved in order for any PSUs to become Vested PSUs and the Performance Adjustment Factor or other multiplier, if any, that will be applied to determine the number of PSUs that become Vested PSUs having regard to the achievement of the Performance Criteria; (F) the circumstances in which a PSU or RSU shall be forfeited, cancelled or expire; (G) the consequences of a termination of employment or service with respect to a PSU or RSU; (H) the manner of settlement of Vested PSUs and Vested RSUs; and (I) whether and the terms upon which any

Shares delivered upon settlement of a PSU or RSU must continue to be held by a Participant for any specified period;

4.1.7                     determine whether and the extent to which any Performance Criteria applicable to the Vesting of a PSU or other conditions applicable to the Vesting of a PSU or RSU have been satisfied or shall be waived or modified;

4.1.8                     amend the terms of any outstanding Award Agreement provided, however, that no such amendment, shall be made at any time to the extent such action would materially adversely affect the existing rights of a Participant with respect to any then outstanding PSU or RSU related to such Award Agreement without his or her consent in writing and provided further, however, that the Board may amend the terms of an Award Agreement without the consent of the Participant if complying with Applicable Law;

4.1.9                     determine whether, and the extent to which, adjustments shall be made pursuant to adjustments;

4.1.10              interpret the Plan and Award Agreements;

4.1.11              prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and Award Agreements;

4.1.12              determine the terms and provisions of Award Agreements (which need not be identical) entered into in respect of awards hereunder; and

4.1.13              make all other determinations deemed necessary or advisable for the administration of the Plan.

4.2                               Eligibility and Award Determination.

4.2.1                     In determining the Participants to whom awards may be made and the Award Value (and accordingly the number of PSUs and RSUs to be granted) for each award, or the specific number of PSUs or RSUs to be awarded, (subject, in the case of PSUs, to adjustment based on achievement of Performance Criteria), the Board may take into account such factors as it shall determine in its sole and absolute discretion.

4.2.2                     The PSUs granted to a Participant for a Performance Period shall be determined by dividing the Award Value determined for the Participant for such Performance Period by the Market Value (with currency conversion if necessary) as at the end of the calendar quarter immediately preceding the Award Date, rounded down to the next whole number, unless the Board determines to grant a Participant a specific number of PSUs without specifying an Award Value.

4.2.3                     The RSUs granted to a Participant shall be determined by dividing the Award Value of an award to be provided to the Participant in the form of RSUs by the Market Value (with currency conversion if necessary) as at the end of the calendar quarter immediately preceding the Award Date, rounded down to the next whole number, unless the Board determines to grant a Participant a specific number of RSUs without specifying an Award Value.

4.2.4                     For greater certainty and without limiting the discretion conferred on the Board pursuant to this Section, the Board’s decision to approve a grant of PSUs in any Performance Period, or any grant of RSUs shall not entitle any Participant to an award of PSUs in respect of any other Performance Period or any future grant of RSUs; nor shall the Board’s decision with respect to the size or terms and conditions of an award require it to approve an award of the same or similar size or with the same or similar terms and conditions to any Participant at any other time. No Participant has any claim or right to receive an award or any PSUs or RSUs.

4.2.5                     An Award Agreement shall set forth, among other things, the following: the Award Date of the award evidenced thereby; the number of PSUs or RSUs, as applicable, granted in respect of such award; the Performance Criteria and the Performance Adjustment Factor applicable to PSUs and any other conditions to the Vesting of the PSUs or RSUs, as applicable; in the case of PSUs, the applicable Performance’ Period; and may specify such other terms and conditions as the Board shall determine or as shall be required under any other provision of the Plan. The Board may include in an Award Agreement terms or conditions pertaining to confidentiality of information relating to the Corporation’s operations or businesses which must be complied with by a Participant including as a condition of the grant or Vesting of PSUs or RSUs.

5.                                      ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION

5.1                               Account. An account (“Account”) shall be maintained by the Corporation for each award made to each Participant pursuant to an Award Agreement and which will be credited with an opening balance equal to the Award PSUs and/or Award RSUs granted pursuant to such Award Agreement. PSUs or RSUs that fail to vest pursuant to Article 7, or that are paid out to the Participant or his legal representative, shall be cancelled and shall cease to be recorded in the Participant’s Account as of the date on which such PSUs or RSUs, as applicable, are forfeited or cancelled under, the Plan or are paid out, as the case may be.

5.2                               Dividend Equivalent Units. When and if cash dividends are paid on the Shares during the Performance Period applicable to a particular Award Agreement, additional PSUs or RSUs, as applicable, will be credited to the Participant’s Account in accordance with this Section 5.2 (“Dividend Equivalent Units”). The number of such additional PSUs or RSUs to be credited to the Participant’s Account in respect of any particular dividend paid on the Shares will be calculated by dividing (i) the amount of the cash dividend that would have been paid to the Participant if each of the PSUs and RSUs recorded in the Participant’s Account (but for greater certainty not including any previous Dividend Equivalent Units received and recorded) as at the record date for the cash dividend had been Shares by (ii) the Market Value (with currency conversion if necessary) on the date on which the dividend is paid on the Shares, rounded down to the next whole number. Dividend Equivalent Units shall be subject to the same Vesting conditions and shall Vest and be paid at the same time as the PSUs or RSUs, as applicable, to which they relate.

5.3                               Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, capital reorganization, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other similar changes affecting the, Shares, proportionate adjustments to reflect such change or changes shall be made with respect to the number of PSUs and RSUs outstanding under the Plan, or securities into which the Shares are changed or are convertible or exchangeable and as may be substituted for Shares under this Plan, on a basis proportionate to the number of PSUs and RSUs in the Participant’s Account or some other appropriate basis, all as determined by the Board in its sole discretion.

6.                                      PAYMENT OF AWARDS BY TREASURY ISSUANCES

6.1                               Maximum Number of Shares Issuable from Treasury. The aggregate number of Shares that are issuable under the Plan to pay awards which have been granted and are outstanding under the Plan, together with Shares that are issuable pursuant to outstanding awards or grants under the other Share Compensation Arrangements of the Corporation shall not at any time exceed 10% of the Corporation’s Shares then issued and outstanding, subject to adjustment as provided in Section 5.3 above to give effect to any relevant changes in the capitalization of the Corporation.

6.2                               Issuances of Shares from Treasury. All issuances of Shares from treasury to pay awards as contemplated by Section 7.4 shall be deemed to be issued at a price per Share equal to the Market Value on the date of issuance.

6.3                               Participation Limits. Awards under the Plan shall be limited as follows:

6.3.1                     the total number of Shares reserved for issuance to any Participant under this Plan, at any time, together with Shares reserved for issuance to such Participant under the Corporation’s other Share Compensation Arrangements, shall not exceed 5% of the issued and outstanding Shares;

6.3.2                     the total number of shares reserved for issuance to Insiders under the Plan, together with Shares reserved for issuance to Insiders under the Corporation’s other Share Compensation Arrangements, shall not at any time exceed 10% of the issued and outstanding Shares;

6.3.3                     within any one-year period, the aggregate number of Shares issued to Insiders pursuant to the Plan and the Corporation’s other Share Compensation Arrangements shall not exceed 10% of the issued and outstanding Shares;

6.3.4                     the maximum aggregate grant date fair value using the Black-Scholes-Merton valuation model of awards under the Plan, together with awards or grants under the Corporation’s other Share Compensation Arrangements, to any non-employee director of the Corporation in any fiscal year of the Corporation shall not exceed $150,000; and

6.3.5                     no award under the Plan may be made to any non-employee director if such award could result, together with awards or grants then outstanding under the Plan and the Corporation’s other Share Compensation Arrangements, in the issuance to non-employee directors as a group of a number of Shares exceeding 1% of the Shares issued and outstanding immediately prior to any such Share issuance.

7.                                      VESTING AND PAYMENT OF AWARDS

7.1                               Vesting of PSUs. Upon the first day immediately following the end of the Performance Period, PSUs represented by the PSU Balance as at such date shall vest subject to the terms hereof, with the number of Vested PSUs being equal to the PSU Balance as at such date multiplied by the Performance Adjustment Factor as determined by the Board in accordance with the Award Agreement. For certainty, in the event the Performance Adjustment Factor is equal to zero, no PSU’s will vest. Except where the context requires otherwise, each PSU which vests pursuant to Article 7 shall be referred to herein as a Vested PSU. PSUs which do not become Vested PSUs in accordance with this Article 7 shall be forfeited by the Participant and the Participant will have no further right, title or interest in such PSUs. The Participant waives any and all right to compensation or damages in consequence of the termination of employment (whether lawfully or unlawfully) or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights or be entitled to receive any Shares under the Plan pursuant to this Section 7.1.

7.2                               Performance Criteria. The PSUs granted to a Participant under an Award Agreement and Section 4.1 (and the related Dividend Equivalent PSUs) shall become Vested PSUs only upon the Board’s determination with respect to the Performance Adjustment Factor in accordance with the Award Agreement applicable to such PSUs or have been waived in accordance with Section 4.1.7.

7.3                               Vesting of RSUs. Award RSUs shall Vest on the Vesting Date(s) specified in the Award Agreement for such Award RSUs, together with Dividend Equivalent Units granted in respect of such Award RSUs, in such proportion as may be determined in accordance with such Award Agreement. Except where the context requires otherwise, each RSU which vests pursuant to Article 7 shall be referred to herein as a Vested RSU. RSUs which do not become Vested RSUs in accordance with this Article 7 shall be forfeited by the Participant and the Participant will have no further right, title or interest in such RSUs. The Participant waives any and all right to compensation or damages in consequence of the termination of employment (whether lawfully or unlawfully) or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights or be entitled to receive any Shares or cash payment under the Plan pursuant to this Section 7.3.

7.4                               Payment in Shares. The Participant or his legal representative, as applicable, shall receive as applicable a number of Shares equal to the number of Vested PSUs credited to the Participant’s Account as of the last day of such Performance Period or equal to the number of Vested RSUs credited to the Participant’s Account on the Vesting Date thereof (rounded down to the nearest whole number of Shares). The Shares shall be distributed to the Participant or his legal representative, as applicable, in a single transfer as soon as practicable following the Vesting Date for RSUs and in the case of PSUs no later than six months following the last day of the Performance Period (or, in the event of the Participant’s death, no later than six months following the date of the Participant’s death).

7.5                               Death. Period of Absence.

7.5.1                     Death. Where the employment or service as a director of a Participant terminates during a Performance Period in the case of PSUs or prior to a Vesting Date in the case of RSUs by reason of the Participant’s death: (i) the PSUs credited to the Participant’s Account as at December 31 of the year immediately preceding the Participant’s date of death shall continue to be eligible to become Vested PSUs in accordance with Sections 7.1 and 7.2; and (ii) the RSUs credited to the Participant’s Account as at December 31 of the year immediately preceding the Participant’s date of death shall Vest as of the Participant’s date of death. The Participant shall be entitled to receive in Shares a payment relating to such Vested PSUs and/or RSUs determined in accordance with Section 7.4. For greater clarity, the number of Vested PSUs used to calculate the value of the payment shall equal the number of Vested PSUs determined in accordance with Sections 7.1 and 7.2 as at December 31 of the year immediately preceding the Participant’s date of death.

7.5.2                     Period of Absence. In the event of a Participant’s Period of Absence during a Performance Period for PSUs or prior to a Vesting Date for RSUs and subject to this Section 7.5.2 and Section 7.5.4, PSUs and RSUs credited to the Participant’s Account immediately prior to the commencement of such Period of Absence (and any related Dividend Equivalent PSUs and RSUs) shall continue to be eligible to become Vested in accordance with the provisions of Sections 7.1 and 7.2 and the Participant shall be entitled to receive Shares in respect of such Vested PSUs and Vested RSUs determined in accordance with Section 7.4, except that the number of Vested PSUs and Vested RSUs used to calculate the value of the payment shall equal the number of Vested PSUs or Vested RSUs, as applicable determined in accordance with Section 7.1 and 7.2 multiplied by a fraction, the numerator of which equals the number of whole and partial months in the Performance Period for which the Participant actively performed services for the Corporation or a Subsidiary and the denominator of which equals the number of whole and partial months in the Performance Period; in the case of PSUs, or in the period from the Award Date to the Vesting Date of such RSUs.

7.5.3                     For greater clarity, no additional PSUs or RSUs (whether pursuant to Section 4.1 or in the form of Dividend Equivalent Units) shall be granted to a Participant following his or her date of death or during his or her Period of Absence, including following his or her date of Disability.

7.5.4                     Notwithstanding Section 7.5.2, where a Participant experiences a Period of Absence that extends beyond the end of a Performance Period for PSUs or a Vesting Date for RSUs and fails to return to active full-time employment with the Corporation or a Subsidiary within 180 days following the end of such Performance Period or such Vesting Date, no portion of the PSUs subject to such Performance Period or RSUs that would otherwise Vest on such Vesting Date shall Vest and the Participant shall receive no payment or other compensation in respect of such PSUs or RSUs or loss thereof, on account of damages or otherwise.

7.6                               Other Terminations of Employment. In the event that, during a Performance Period with respect to PSUs or prior to a Vesting Date with respect to RSUs, (i) the Participant’s employment or service as a director is terminated by the Corporation or a Subsidiary of the Corporation for any reason, or (ii) a Participant voluntarily terminates his employment with the Corporation or a Subsidiary of the Corporation or service as a director, including due to retirement, no portion of the PSUs subject to such Performance Period or RSUs that would otherwise Vest on such Vesting Date shall Vest and the Participant shall receive no payment or other compensation in respect of such PSUs or RSUs or loss thereof, on account of damages or otherwise; provided that any Vested PSUs and Vested RSUs will be settled in accordance with Section 7.4.

7.7                               Change in Control. Notwithstanding any other provision of the Plan, but subject to the terms of any Award Agreement or any employment agreement between the Participant and the Corporation or any Subsidiary, in the event of a Change in Control, all PSUs and RSUs credited to each Account (including for greater certainty Dividend Equivalent Units) which have not become Vested PSUs or Vested RSUs, shall become Vested PSUs and Vested RSUs on the basis of one PSU becoming one Vested PSU and one RSU becoming one Vested RSU, as at the time of Change in Control (unless otherwise determined by the Board). As soon as practicable following a Change in Control each Participant shall receive in Shares a payment equal to the number of such Vested PSUs and Vested RSUs (as determined pursuant to this Section 7.6) credited to the Participant’s Account at the time of the Change in Control (rounded down to the nearest whole number of Vested PSUs and Vested RSUs) multiplied by the price at which the Shares are valued for the purpose of the transaction or series of transactions giving rise to the Change in Control, or if there is no such transaction or transactions at the Market Value on the date of the Change in Control, less any statutory withholdings or deductions. Notwithstanding the foregoing, where a Change in Control occurs and no Shares are distributed to a Participant within 30 days following the Change in Control, the Corporation shall pay (or cause a Subsidiary to pay) to the Participant in respect of his Vested PSUs and Vested RSUs and Dividend Equivalent Units in cash the amount determined in accordance with the payment formula set out above.

8.                                      CURRENCY

8.1                               Currency.  References in the Plan to currency refer to the currency used by the Corporation to compensate the particular Participant receiving an award hereunder other than Section 6.3.4 where reference is to the currency used by the Corporation in preparing its financial statements at such time.

9.                                      SHAREHOLDER RIGHTS

9.1                               No Rights to Shares. PSUs and RSUs are not Shares and neither the grant of PSUs or RSUs nor the fact that Shares may be acquired by, or provided from, the Corporation in satisfaction of Vested PSUs or Vested RSUs will entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

10.                               ADMINISTRATION

10.1                        Delegation and Administration. The Board may, in its discretion, delegate such of its powers, rights and duties under the Plan, in whole or in part, to any committee of the Board or any one or more directors, officers or employees of the Corporation and/or its participating Subsidiaries as it may determine from time to time, on terms and conditions as it may determine, except the Board shall not, and shall not be permitted to, delegate any such powers, rights or duties to the extent such delegation is not consistent with Applicable Law.

10.2                        Effects of Board’s Decision. Any interpretation, rule, regulation, determination or other act of the Board hereunder shall be made in its sole discretion and shall be conclusively binding upon all persons.

10.3                        Liability Limitation. No member of the Board or any officer, director or employee of the Corporation or any Subsidiary shall be liable for any action or determination made in good faith pursuant to the Plan or any Award Agreement under the Plan. To the fullest extent permitted by law, the Corporation and its Subsidiaries shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Board or is or was an officer, director or employee of the Corporation or a Subsidiary.

10.4                        Compliance with Laws and Policies. The Corporation’s issuance of any PSUs and RSUs and its obligation to make any payments or discretion to provide any Shares hereunder is subject to compliance with Applicable Law. Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law. Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” or “reporting issuers” as those terms are construed for the purposes of Applicable Laws.

10.5                        Withholdings. So as to ensure that the Corporation or a Subsidiary, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, the Corporation, or a Subsidiary may withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount, or may require the sale of such number of Shares, as may be necessary to permit the Corporation or the Subsidiary, as applicable, to so comply.

10.6                        No Additional Rights. Neither designation of an employee as a Participant nor the establishment of an Award Value for or grant of any PSUs or RSUs to any Participant entitles any person to the establishment of an Award Value, grant, or any additional grant, as the case may be, of any PSUs or RSUs under the Plan.

10.7                        Amendment, Termination. The Plan may be amended or terminated at any time by the Board in whole or in part, provided that:

10.7.1              no amendment of the Plan shall, without the consent of the Participants affected by the amendment, or unless required by Applicable Law, adversely affect the rights accrued to such Participants with respect to PSUs or RSUs granted prior to the date of the amendment;

10.7.2              no amendment of the Plan shall be effective unless such amendment is approved by the Toronto Stock Exchange and any other Stock Exchange whose approval is required under Stock Exchange Rules; and

10.7.2.1                            approval by a majority of the votes cast by shareholders present and voting in person or by proxy at a meeting of shareholders of the Corporation shall be obtained for any:

10.7.2.2                            amendment for which, under the requirements of the Toronto Stock Exchange and any other Stock Exchange whose approval is required under Stock Exchange Rules or any applicable law, shareholder approval is required;

10.7.2.3                            a reduction in pricing of an award under the Plan benefitting an Insider;

10.7.2.4                            extension of the term of an award under the Plan beyond the original expiry date of the award benefitting an Insider;

10.7.2.5                            any amendment to remove or exceed the insider participation limit set out in Section 6.3.2 or 6.3.3;

10.7.2.6                            an increase to the maximum number of Shares issuable from treasury under the Plan;

10.7.2.7                            the addition of additional categories of Participants; or

10.7.2.8                            amendment to this Section 10.7.

10.8                        Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan. For greater certainty and unless otherwise determined by the Board, a Participant shall be responsible for brokerage fees and other administration or transaction costs relating to the transfer, sale or other disposition of Shares on behalf of the Participant that have been previously distributed to or provided to the Participant pursuant to the Plan.

10.9                        Compliance with Section 409A of the U.S. Internal Revenue Code. Notwithstanding any provision in this Plan or an Award Agreement to the contrary, to the extent a Participant is subject to taxation under the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), then any PSUs and RSUs awarded to such Participant shall be interpreted and administered so that any amount payable with respect to such awards shall be paid in a manner that is either exempt from or compliant with the requirements of Section 409A of the U.S. Tax Code and the applicable regulatory and other guidance issued thereunder (“Section 409A”). In furtherance of the foregoing, and notwithstanding Section 7.4 to the contrary, if any PSU or RSU awarded under this Plan would constitute non-exempt “deferred compensation” for purposes of Section 409A, then payment shall be made to the Participant or his legal representative, as applicable, in a single lump sum, less any applicable statutory withholdings or deductions, either (1) during the immediately following calendar year if the last day of the Performance Period or the Vesting Date, as applicable, is December 31, or (2) if (1) does not apply, no later than 90 days following the last day of the Performance Period or Vesting Date, as applicable (or, in the event of the Participant’s death, no later than 90 days following the date of the Participant’s death), provided that the Participant does not have a right to designate the year of the payment.  Neither the Board, the Corporation nor its directors, officers or employees make any representations or warranties regarding the tax treatment of any payments under the Plan and none of them shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant as a result of the application of Section 409A.

10.10                 Compensation Recoupment Policy.  Any awarding of PSUs or RSUs under this Plan, the Vesting thereof and the issuance of Shares pursuant thereto are subject to the Compensation Recoupment Policy of the Corporation.

11.                               ASSIGNMENT

11.1                        Assignment. The assignment or transfer of the PSUs or RSUs, or any other benefits under this Plan, shall not be permitted, other than by operation of law.

Effective May 13, 2015 and amended June 16, 2015

ADDENDUM

TO THE

CIPHER PHARMACEUTICALS INC.

PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

SPECIAL PROVISIONS FOR U.S. PARTICIPANTS

The provisions of this Addendum apply only to those persons who are subject to U.S. Federal Income Tax on Award PSUs or RSUs (“U.S. Participants”) issued under the Cipher Pharmaceuticals Inc. Performance and Restricted Share Unit Plan (“Plan”) at the relevant time.

This Addendum modifies the Plan for U.S. Participants who are U.S. taxpayers and where there is any conflict between the Plan and the terms of this Addendum, the terms of this Addendum shall prevail.

1.	Title and Conflict

All Award PSUs and RSUs issued under the Plan to U.S. Participants are intended to (i) comply with the requirements of the U.S. Tax Code and (ii) be exempt from and avoid the penalties imposed by Section 409A, or any successor thereto, and all provisions hereunder shall be read, interpreted, and applied with that purpose in mind. The Award Agreement applicable to any U.S. Participant may be revised to address this intention.

2.	Definitions

“Change of Control”

“Change of Control” means a transaction described in Section 1.3.9 of the Plan, but only to the extent that such a transaction constitutes a change in the ownership of effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation, as defined in regulation 1.409A-3(i)(5) under Section 409A.

“Market Value”

“Market Value” shall have the meaning as to U.S. Participants as specified in Section 1.3.14 of the Plan but determined with reference to the relevant trading price on the NASDAQ Exchange in the United States.

	“Section 409A”	“Section 409A” means section 409A of the U.S. Tax Code.

	“Separation from Service”	“Separation from Service” means a “separation from service” for purposes of Section 409A(a)(2)(A)(i) of the U.S. Tax Code.

	“Specified Employee”	“Specified Employee” means a “specified employee” as determined in a manner that complies with Section 409A(2)(B)(i) of the U.S. Tax Code.

	“U.S. Tax Code”	“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and guidance issued under it from time to time.

3.	Payment in Shares

Notwithstanding any contrary provision set forth in the Plan (and, in particular, in Section 7 of the Plan) , the payment of any amounts due under the Plan subject to Section 409A shall be made in compliance with Section 409A and shall not be accelerated except as otherwise permitted under Section 409A. Where applicable to avoid violation of Section 409A, any reference to or requirement relating to the termination or cessation of a U.S. Participant’s employment may instead refer to or require such U.S. Participant’s Separation from Service. If required for Award PSUs or Award RSUs subject to Section 409A, an Award Agreement may include, without limitation, a requirement that a Specified Employee’s payment be delayed until a date that is six months following the date of the U.S. Participant’s Separation from service (or, if earlier, the date of death of the U.S. Participant).

4.	Change in Control

Section 7.7 of the Plan (“Change in Control”) shall apply to Award PSUs and Award RSUs that constitute deferred compensation under Section 409A held by a U.S. Participant only if the Change in Control constitutes a Change of Control of the Corporation as defined in this Addendum. With respect to a transaction that constitutes a Change in Control under Section 7.7 of the Plan but does not constitute a Change of Control as defined in this Addendum, to the extent so provided by the Plan, all unvested PRUs and RSUs shall become fully vested, and the payment of such rights shall be as more specifically addressed in the Award Agreement.

5.	Withholdings

To the extent Plan Section 10.5 (“Withholdings”) applies to a U.S. Participant, all acquisitions and sales of Award PSUs and Award RSUs under the Plan will be subject to applicable U.S. Federal (including FICA), state and local tax withholding requirements if the

2

Internal Revenue Service or other taxing authority requires such withholding. The provisions of Section 10.5 shall apply as to U.S. tax withholding requirements on the same terms as applicable to Canadian tax withholding requirements.

Except to the extent otherwise required by applicable law, the Corporation is not responsible for tax withholding or reporting to the extent Canadian tax laws apply to any Award of PSUs and RSUs made under the Plan, and any such tax withholding or reporting to any Canadian taxing authority shall be the sole responsibility of the Participant.

3